As filed with the Securities and Exchange Commission on November 9, 2006.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4204626
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Golden Shore Drive Long Beach, California	90802
(Address of Principal Executive Offices)	(Zip Code)

MOLINA HEALTHCARE, INC.

2002 EQUITY INCENTIVE PLAN

AND

2002 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Mark L. Andrews, Esq.

Chief Legal Officer

Molina Healthcare, Inc.

2277 Fair Oaks Boulevard, Suite 440

Sacramento, California 95825

(Name and address of agent for service)

(916) 646-9193

(Telephone number, including area code, of agent for service)

Copy to:

Iain Mickle, Esq.

Boutin Dentino Gibson Di Giusto Hodell Inc.

555 Capitol Mall, Suite 1500

Sacramento, California 95814

(916) 321-4444

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share, issuable upon exercise of options or purchase of shares to be issued under the Molina Healthcare, Inc. 2002 Equity Incentive Plan	1,200,000 shares	$38.89	$46,668,000	$4,993.48
Common Stock, par value $0.001 per share, issuable upon purchase of shares to be issued under the Molina Healthcare, Inc. 2002 Employee Stock Purchase Plan	807,684 shares	$38.89	$31,410,830	$3,360.96
Total	2,007,684 shares	$38.89	$78,078,830	$8,354.44

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sale prices of the Registrant’s common stock on the New York Stock Exchange on November 7, 2006 in accordance with Rule 457(c) of the Securities Act.

This Registration Statement relates to additional shares of the Registrant’s common stock issuable upon the exercise of options or the purchase of shares under the Registrant’s 2002 Equity Incentive Plan (the “Equity Incentive Plan”) and upon the purchase of shares issuable under the Registrant’s 2002 Employee Stock Purchase Plan (the “ESPP”) as a result of the annual share increases provided for in the Equity Incentive Plan and the ESPP. The shares issuable under such plans as of July 3, 2003 (the date of our initial public offering) were registered by the Registrant pursuant to a Registration Statement on Form S-8 (File No. 333-108317) filed on August 28, 2003. The shares covered by this Registration Statement represent the additional shares of the Registrant’s common stock issuable under the Equity Incentive Plan and the ESPP as a result of the annual increases effective as of January 1, 2004, 2005, and 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K, filed March 15, 2006, under file number 1-31719.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005 (except with respect to those items furnished but not filed).

3.	The description of the Registrant’s Common Stock contained in its Form 8-A Registration Statement, filed June 25, 2003, under file number 1-31719, which incorporates by reference the description of the Registrant’s Common Stock contained in its Form S-1 Registration Statement, filed December 30, 2002, under file number 333-102268, as amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The opinion regarding the validity of the shares of common stock offered hereby has been provided by Mark L. Andrews, the Registrant’s Chief Legal Officer. Mr. Andrews owns, directly and indirectly, less than 1% of the Registrant’s outstanding Common Stock and is eligible for participation in the Equity Incentive Plan and the ESPP.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors, officers, employees, and agents to the full extent permitted by the Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the Registrant has entered into separate indemnification agreements with its directors, officers, and certain employees which requires the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers, or other employees, as applicable. In addition, the Registrant’s obligations under the indemnification agreements with certain of its independent directors are guaranteed up to a maximum of $22.5 million by the Mary R. Molina Living Trust, the beneficial owner of approximately 13.9% of the Registrant’s common stock as of September 30, 2006. The Registrant also maintains director and officer liability insurance that insures directors and officers of the Registrant against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers, directors, and certain employees may be sufficiently broad to permit indemnification of the registrant’s officers, directors, and such employees for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Reference is made to the Index to Exhibits.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on the 9th day of November, 2006.

MOLINA HEALTHCARE, INC.

By:	/s/ JOSEPH M. MOLINA, M.D.
Joseph M. Molina, M.D., Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph M. Molina, M.D., his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this registration statement on Form S-8, and to file any such amendments, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOSEPH M. MOLINA, M.D. Joseph M. Molina, M.D.	Director, Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	November 8, 2006

/s/ JOHN C. MOLINA John C. Molina	Director, Chief Financial Officer and Treasurer (Principal Financial Officer)	November 8, 2006

/s/ JOSEPH W. WHITE, CPA Joseph W. White, CPA	Vice President, Accounting (Principal Accounting Officer)	November 8, 2006

/s/ RONNA ROMNEY Ronna Romney	Director	November 8, 2006

/s/ CHARLES Z. FEDAK Charles Z. Fedak	Director	November 8, 2006

/s/ SALLY RICHARDSON Sally Richardson	Director	November 8, 2006

/s/ FRANK E. MURRAY Frank E. Murray	Director	November 8, 2006

/s/ JOHN P. SZABO, JR. John P. Szabo, Jr.	Director	November 8, 2006

/s/ STEVEN ORLANDO Steven Orlando	Director	November 8, 2006

/s/ WAYNE LOWELL Wayne Lowell	Director	November 8, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

3.2	Bylaws (incorporated by reference to Exhibit 3.4 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

3.3	Form of share certificate for common stock (incorporated by reference to Exhibit 3.5 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

5.1	Opinion of Molina Healthcare, Inc. Chief Legal Officer.

10.1	2002 Equity Incentive Plan (incorporated by reference to Appendix B to registrant’s Definitive Proxy Statement filed on March 29, 2006).

10.2	2002 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.14 to registrant’s Registration Statement on Form S-1 (Number 333-102268), as amended).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Molina Healthcare, Inc. Chief Legal Officer (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).